Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Trustee

EDS 401(k) Plan:

We consent to the incorporation by reference in the registration statements (Nos. 33-64681, 33-36443, 333-101285 and 333-111325) on Form S-8 of Electronic Data Systems Corporation of our report dated June 27, 2005, with respect to the statements of net assets available for benefits of the EDS 401(k) Plan as of December 31, 2004 and 2003, the related statements of changes in net assets available for benefits for the years then ended and the related supplemental schedules, which report appears in the December 31, 2004 annual report on Form 11-K of the EDS 401(k) Plan.

KPMG LLP

Dallas, Texas

June 27, 2005

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